As filed with the Securities and Exchange Commission on September 30, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIGHTYEAR NETWORK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1829866
(State of incorporation)	(IRS Employer Identification No.)

1901 Eastpoint Parkway
Louisville, Kentucky 40223
 (Address of principal executive offices)

Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan
(Full title of the plan)

J. Sherman Henderson III
Chief Executive Officer
Lightyear Network Solutions, Inc.
1901 Eastpoint Parkway
Louisville, Kentucky 40223
(502) 244-6666
 (Name and Address of agent for service)

With copy to:
James A. Giesel
FROST BROWN TODD LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202-3363
(502) 589-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,000,000 shares	$4.40	$4,400,000	$313.72

(1) The number represents the number of shares authorized to be issued under the 2010 Stock and Incentive Compensation Plan (the "Plan").  This registration statement shall also cover any additional shares of Common Stock which shall become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)  This estimate is made solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended.  The price per share and the aggregate offering price are calculated on the basis of the average of the high and low prices of Registrant's Common Stock as reported on OTCBB on September 23, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby  incorporated  by  reference  into this  Registration  Statement  the  following  documents  and  information heretofore filed by the Company with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 and June 30, 2010, filed on May 17, 2010 and August 16, 2010, respectively.

•
Our Current Reports on Form 8-K filed with the SEC on February 1, 2010, February 19, 2010, March 23, 2010, April 16, 2010, May 5, 2010, May 24, 2010, June 9, 2010, July 1, 2010, July 16, 2010 and August 5, 2010, and our current report on Form 8-K/A filed with the SEC on March 31, 2010.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

•	Item 4, below, entitled “Description of Securities.”

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4.  Description of Securities.

Although Lightyear Network Solutions, Inc. (“Lightyear”) common stock, $0.001 par value per share, is registered under Section 12 of the Exchange Act pursuant to our Form 10-SB filed with the SEC on March 15, 2001, Regulation S-K Item 202 information for Lightyear has not been filed with the SEC on a registration statement or a report since adoption of its Amended and Restated Articles of Incorporation on April 12, 2010.  For this reason, the following description of securities is included herein:

DESCRIPTION OF SECURITIES

The following descriptions of Lightyear capital stock are only summaries and do not purport to be complete and are subject to and qualified by Lightyear’s Amended and Restated Articles of Incorporation and Bylaws, as filed with the SEC, and by the provisions of the applicable corporate laws of the State of Nevada.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  Lightyear may pay dividends at such time and to the extent declared by the Board in accordance with Nevada corporate law. Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable. To the extent that additional shares of Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted. The rights, preferences and privileges of Common Stock are subject to the rights, preferences and privileges of Preferred Stock, as described below.

Preferred Stock

Each share of Preferred Stock has the following rights, preferences and privileges, including:

Stated Value

The stated value (“Stated Value”) of Preferred Stock is $2.00 per share.

Dividends

Holders of Preferred Stock are entitled to receive dividends at the rate of 5% of the aggregate Stated Value of Preferred Stock held by them per annum, which shall accrue and be payable when, as and if declared by the Board. If the Company fails to pay dividends on Preferred Stock on a quarterly basis, the dividend payment rate will increase to 8% per annum with respect to dividends previously accrued and unpaid and any future dividend payments, until such time as all accrued dividends have been paid and distributed, at which time the rate of 5% per annum shall resume.

Conversion

Preferred Stock is convertible at any time or from time to time, in whole or in part, at the option of the holder, into shares of Common Stock (the “Conversion Shares”) by multiplying the number of shares of Preferred Stock being converted by the Applicable Conversion Rate.  The “Applicable Conversion Rate” means the quotient obtained by dividing the Stated Value by the then-current Optional Conversion Price.  The “Optional Conversion Price” will initially be equal to the Stated Value, and thereafter is adjusted as set forth below.

Holders of Preferred Stock are required to convert Preferred Stock into shares of Common Stock upon any of the following events:

•
An underwritten or registered direct secondary public offering for not less than $40 million of gross proceeds (a “Qualifying Secondary”) and the Conversion Shares are (a) registered for resale, and (b) not subject to any lock-up or other restriction on transfer following the 180th day from closing of the Qualifying Secondary;

•	Common Stock has for 20 consecutive trading days (a) traded at a price equal to not less than 200% of the then Optional Conversion Price and (b) traded not less than 500,000 shares per day; or

•	Conversion of at least 50% of the amount of Preferred Stock originally issued.

Adjustment of the Optional Conversion Price

The Optional Conversion Price is adjusted ratably for all stock splits, stock dividends, reclassifications, or similar events.

Liquidation Preference

In the event of a winding up, dissolution or liquidation of the Company, or upon a Change of Control transaction, the holders of the Preferred Stock will receive an amount per share equal to the greater of: (i) the Stated Value and any accrued but unpaid dividends thereon; or (ii) the amount that would be received by each share of Common Stock, assuming the conversion of all outstanding Preferred Stock into Common Stock before such occurrence (the “Liquidation Preference Amount”).  Under the Amended Articles, a “Change of Control” transaction (or series of related transactions) is a sale or transfer of all or substantially all of the assets or equity of the Company, a merger or consolidation or other acquisition transaction in which the shareholders of the Company immediately preceding the transaction hold less than 50% of the shares (calculated on an as-converted, fully diluted basis) of the Company immediately after the transaction.

Voting Rights

On all matters submitted to the stockholders for a vote, each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares of Preferred Stock could be converted into, with the holders of the Preferred Stock and the Common Stock voting together as a single class.

Board Representation

For so long as at least 50% of the Preferred Stock originally issued is outstanding, the Preferred Stockholders are entitled to elect a majority of the Board.

Veto Rights

For so long as at least 50% of the Preferred Stock originally issued remains outstanding, the Company can not without the affirmative vote or written consent of holders of more than 50% of the then outstanding shares of Preferred Stock voting as a separate class:

•
Declare or pay dividends to the holders of Common Stock without paying, in addition to dividends owed to Preferred Stock, the amount which the Preferred Stockholders would have received had their Preferred Stock been converted into Conversion Shares at the Optional Conversion Price immediately before the record date for the payment of such dividends.

•	Amend, alter or repeal any provision of the Amended Articles or the Bylaws of the Company in a manner that adversely affects the Preferred Stock.

•	Create, authorize or issue any additional preferred stock ranking senior in right of liquidation to the Preferred Stock.

•	Sell, transfer, pledge or otherwise encumber any of the Company’s assets otherwise than in the ordinary course of business.

•	Issue any debt, secured or unsecured, of any kind, other than trade debt, equipment leases, bank lines of credit or other indebtedness incurred in the ordinary course of business.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

As permitted by Nevada law, the Amended and Restated Articles of Incorporation of Lightyear include:

•
a provision that eliminates the personal liability of our directors and officers for breach of their fiduciary duty and otherwise eliminates or limits the personal liability of our directors to the fullest extent permitted by Nevada law; and

•
a provision which authorizes the corporation, to the fullest extent of the law, to provide for indemnification of (and advancement of expenses to) its directors, officers and agents (and any other persons to which Nevada law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 78.7502 of the Nevada Revised Statutes.

As permitted by Nevada law, the Bylaws of Lightyear provide:

•
Indemnification of Directors. Unless otherwise provided in the Amended and Restated Articles of Incorporation, the corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the corporation, against liability incurred in the proceeding, but only if such indemnification is both (i) determined permissible and (ii) authorized, as such are defined as follows:

o	Determination of Authorization. The corporation shall not indemnify a director under this Section unless:

▪	a determination has been made in accordance with the procedures set forth in the Nevada Revised Statutes that the director met the standard of conduct set forth below, and

▪
payment has been authorized in accordance with the procedures set forth in the Nevada Revised Statutes based on a conclusion that the expenses are reasonable, the corporation has the financial ability to make the payment, and the financial resources of the corporation should be devoted to this use rather than some other use by the corporation.

o	Standard of Conduct. The director or officer shall demonstrate that:

▪	he or she conducted himself in good faith; and

▪	he or she reasonably believed:

•	in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests;

o	in all other cases, that his conduct was at least not opposed to its best interests; and

o	in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful.

•
Indemnification in Derivative Actions Limited. Indemnification permitted under the Bylaws in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

•	Limitation on Indemnification. The corporation shall not indemnify a director under the Bylaws:

o	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

o
in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the director.

•
Advance of Expenses for Directors. If a determination is made following the procedures of the Statutes, that the director has met the following requirements, and if an authorization of payment is made following the procedures and standards set forth in the Nevada Revised Statutes, then unless otherwise provided in the articles of incorporation, the corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding, if:

o	the director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in this section;

o	the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct;

o	a determination is made that the facts then known to those making the determination would not preclude indemnification under the Bylaws or the Nevada Revised Statutes.

•
Indemnification of Officers, Agents and Employees Who Are Not Directors. Unless otherwise provided in the articles of incorporation, the board of directors may indemnify and advance expenses to any officer, employee, or agent of the corporation, who is not a director of the corporation, to the same extent as to a director, or to any greater extent consistent with public policy, as determined by the general or specific actions of the board of directors.

•
Insurance. By action of the board of directors, notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify such person under the applicable provisions of the Nevada Revised Statutes.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 of the Registrant’s Current Report on Form 8-K dated April 12, 2010)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-SB dated March 15, 2001)

4.3	Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 18, 2010)

5.1	Opinion of Frost Brown Todd LLC

23.1	Consent of Frost Brown Todd LLC (contained in Exhibit 5.1)

23.2	Consent of Marcum, LLP, independent registered public accounting firm

23.3	Consent of Dean Dorton Ford P.S.C., independent registered public accounting firm

23.4	Consent of Chisholm, Bierwolf, Nilson & Morrill LLP, independent registered public accounting firm

24.1	Power of Attorney (included on Signature Page)

Item 9.  Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)
 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Louisville, Commonwealth of Kentucky, as of September 30, 2010.

Lightyear Network Solutions, Inc.
(Registrant)

By:	/s/ J. Sherman Henderson III
J. Sherman Henderson III
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Sherman Henderson III and Stephen M. Lochmueller, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to said Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Signature		Title	Date

By:	/s/ J. Sherman Henderson III	Director and Chief Executive Officer	September 30, 2010
	J. Sherman Henderson III	(principal executive officer)

By:	/s/ Elaine G. Bush	Chief Financial Officer	September 30, 2010
	Elaine G. Bush	(principal financial and accounting officer)

By:	/s/ Chris T. Sullivan	Director	September 30, 2010
Chris T. Sullivan

By:	/s/ Ronald L. Carmicle	Director	September 30, 2010
Ronald L. Carmicle

By:	/s/ W. Brent Rice	Director	September 30, 2010
W. Brent Rice

By:		Director
Rigdon O. Dees III

EXHIBIT INDEX

Exhibit No.

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.1 of the Registrant’s Current Report on Form 8-K dated April 12, 2010)

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-SB dated March 15, 2001)

4.3	Lightyear Network Solutions, Inc. 2010 Stock and Incentive Compensation Plan (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated May 18, 2010)

5.1	Opinion of Frost Brown Todd LLC

23.1	Consent of Frost Brown Todd LLC (contained in Exhibit 5.1)

23.2	Consent of Marcum, LLP, independent registered public accounting firm

23.3	Consent of Dean Dorton Ford P.S.C., independent registered public accounting firm

23.4	Consent of Chisholm, Bierwolf, Nilson & Morrill LLP, independent registered public accounting firm

24.1	Power of Attorney (included on Signature Page)